Exhibit 99.1

RAVEN INDUSTRIES ANNOUNCES NEW CHIEF
FINANCIAL OFFICER

TAIMUR SHARIH NAMED VICE PRESIDENT & CFO

SIOUX FALLS, S.D., (February 24, 2021) — Raven Industries, Inc. (the Company; NASDAQ:RAVN), a diversified technology leader in agriculture, high-performance specialty films, and aerospace and defense solutions, announced the appointment of Taimur Sharih as Chief Financial Officer, effective March 1.

“Taimur’s leadership and track record of driving results and transformational growth fits exceptionally well with Raven’s bold strategy,” said Dan Rykhus, President and Chief Executive Officer. “Taimur brings 25 years of leadership and financial experience in a variety of businesses and global markets, where he’s been responsible for supporting sizeable operations and leading high-performing teams. I believe his experience and leadership will serve our Company and stakeholders well as we undergo another exciting, pivotal point in Raven’s history.”

Mr. Sharih most recently served as Senior Vice President and CFO of A&R Logistics, a $400 million chemical supply chain services company where he was responsible for implementing a strategic value creation plan and realigning the finance organization to better serve the needs of the business units. Prior to that, he was the CFO for Acetyl Intermediates, a division of Celanese Corporation (NYSE:CE). Additionally, Mr. Sharih spent 14 years at Praxair (NYSE:PX) in various financial roles, including Vice President of Finance for the U.S. Industrial and Asia markets and Chief of Staff.

“I am excited to join Raven as CFO and to lead its finance areas,” Mr. Sharih commented, “but most of all, I’m looking forward to driving future success as the company continues to execute its bold and exciting strategy.”

Mr. Sharih succeeds Steven Brazones, who transitioned earlier this year into leading the Company’s Applied Technology Division.

About Raven Industries, Inc.
Raven Industries (NASDAQ: RAVN) provides innovative, high-value products and systems that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and aerospace and defense solutions, and the company’s groundbreaking work in autonomous systems is unlocking new possibilities in areas like farming, national defense, and scientific research. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, and unmatched service. For more information, visit https://ravenind.com.

Contact Information:
Lisa McElrath, Communications Manager	Jared Stearns, Investor Relations Manager
Raven Industries	Raven Industries
+1(605) 336-2750	+1(605) 336-2750
lisa.mcelrath@ravendind.com	jared.stearns@ravendind.com

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